UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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ACCELRYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2012

Dear Stockholder:

You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Thursday, June 21, 2012 at 10:00 a.m. Pacific Time at our offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.

In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.

We will be using the “Notice and Access” method of providing proxy materials to stockholders over the Internet. This process will provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about May 11, 2012 we will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2011 Annual Report, including our 2011 Annual Report on Form 10-K, and vote electronically over the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.

Thank you for your interest and participation in the affairs of Accelrys.

Sincerely,

Max Carnecchia

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, June 21, 2012

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121 on Thursday, June 21, 2012, at 10:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:

1.	Proposal No. 1: To elect two Class II directors, Max Carnecchia and Timothy Harkness, to serve until our 2015 annual meeting of stockholders and until their respective successors have been elected and qualified;

2.	Proposal No. 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	Proposal No. 3: To approve on an advisory, non-binding basis the compensation of our named executive officers, as presented in this proxy statement; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed April 24, 2012 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to use the “Notice and Access” method of providing proxy materials to stockholders over the Internet. We will furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the cost of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about May 11, 2012. The Notice will explain how to access the proxy materials and vote by telephone or over the Internet.

This proxy statement and our 2011 Annual Report are available at our website at www.accelrys.com. Additionally, and in accordance with SEC rules, you may access this proxy statement at www.accelrys.com/proxymaterials, which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

David R. Mersten

Secretary

San Diego, California

April 30, 2012

IMPORTANT

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, you may vote your shares by telephone or over the Internet. If you requested a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided along with the card. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy card issued in your name from that record holder prior to the annual meeting.

i

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ACCELRYS, INC.

10188 Telesis Court, Suite 100

San Diego, CA 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 21, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy statement, proxy card and 2011 Annual Report to Stockholders (collectively, the “proxy materials”) to stockholders entitled to vote at the Annual Meeting, Accelrys, Inc. (“we”, “us”, “Accelrys” or the “Company”) is furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet of Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Why am I receiving these materials?

We are providing you with these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2012 annual meeting of stockholders to be held on Thursday, June 21, 2012 at 10:00 a.m. Pacific Time, at our offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply follow the voting instructions provided in the proxy materials or Notice to indicate your vote with respect to each of the proposals described in this proxy statement.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

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Proposal No. 1: The election of two Class II directors, Max Carnecchia and Timothy Harkness, to serve until our 2015 annual meeting of stockholders and until their respective successors have been elected and qualified;

•	Proposal No. 2: The ratification of the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending December 31, 2012; and

•	Proposal No. 3: The approval on an advisory, non-binding basis of the compensation of our named executive officers, as presented in this proxy statement.

Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 24, 2012 will be entitled to notice of, and to vote at, the annual meeting. On this record date, there were 55,514,955 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?

If, on April 24, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.

What if my shares are held in an account at a brokerage firm, bank or dealer?

If, on April 24, 2012, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?

With respect to the election of directors, you may either vote “for” any or all of the nominees proposed by the Board or you may abstain from voting for any or all of the nominees. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares:

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Over the Internet, by telephone or by mail. If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number available on the Internet voting site. If you request printed proxy materials, you should have received a proxy card and voting instructions with these proxy materials. Simply complete and mail the proxy card to ensure that your vote is counted. Regardless of the method you select to transmit your voting instructions, the proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions with respect to one or more proposals, your shares will be voted as recommended by our board of directors. You may submit you vote by telephone or over the Internet, either of which must be completed by 11:59 p.m. Eastern Time on June 20, 2012. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than June 19, 2012. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

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In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions by mail or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner: Shares Held in “Street Name”

If you are a beneficial owner of shares held in “street name,” you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker or other nominee. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

If your shares are held in street name and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and executive compensation matters are considered non-routine matters. Consequently, without your voting instructions, your broker or other nominee cannot vote your shares on proposals relating to these matters. These unvoted shares, called “broker non-votes,” refer to: (i) shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters; and (ii) shares for which brokers do not exercise discretionary authority to vote on a particular matter. The proposal to ratify the selection of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2012 is considered a routine matter. Therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name. To the extent your broker or other nominee votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

The number of votes needed to approve each proposal is as follows:

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Proposal No. 1: The election of the directors contemplated by Proposal No. 1 will be decided by a plurality of votes cast. Accordingly, the two directors receiving the highest number of votes will be elected and abstentions and broker non-votes will have no effect on the outcome of the vote.

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Proposal No. 2: The ratification of the selection of E&Y contemplated by Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes. This proposal is considered a routine matter and, therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

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Proposal No. 3: The approval on an advisory, non-binding basis of the compensation of our named executive officers, as presented in this proxy statement and contemplated by Proposal No. 3, must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of April 24, 2012.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present either in person or by proxy at the annual meeting. On the record date, there were 55,514,955 shares outstanding and entitled to vote. Accordingly, 27,757,478 shares must be present either in person or by proxy at the annual meeting in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present either in person or by proxy at the annual meeting may adjourn the meeting to another date.

What does it mean if I receive more than one Notice?

If you receive more than one Notice,, then your shares are registered in more than one name or are registered in different accounts. Please follow the instructions for all Notices you received to ensure that all of your shares are voted at the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominees for director and “for” the other proposals described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in one of four ways:

•	You may submit another vote by telephone or over the Internet, either of which must be completed by 11:59 p.m. Eastern Time on June 20, 2012 (your latest telephone or Internet proxy is counted)

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You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than June 19, 2012.

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You may send a written notice that you are revoking your proxy to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). To properly revoke your proxy via written notice, this notice must be received by our Secretary by no later than the close of business on Wednesday, June 20, 2012.

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You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name” and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.

Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results are expected to be announced at the annual meeting. Final voting results will be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of the date of the annual meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals, including proposals for the nomination of directors, must be submitted in writing by January 7, 2013 to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than March 23, 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

The Board presently has eight members and is divided into three classes, with each class serving a three-year term. The terms of office of the Class II directors expire in 2012 on the date of the annual meeting of stockholders. Both of the nominees listed below, Max Carnecchia and Timothy Harkness, are currently directors of the Company. The third incumbent Class II director, Mr. Christopher J. Steffen, has declined to stand for re-election for personal reasons not involving any disagreement relating to the Company’s operations, policies or practices. If elected at the annual meeting, each nominee would serve until the 2015 annual meeting of stockholders and until each nominee’s successor is elected and has qualified or, if sooner, until the nominee’s death, resignation or removal. The terms of office of the two Class I directors expire in 2014 on the date of the annual meeting of stockholders and the terms of office of the three Class III directors expire in 2013 on the date of the annual meeting of stockholders.

Information Concerning Directors

The following tables set forth certain information regarding: (i) our current directors whose terms of office are expiring and who are standing for reelection; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting of stockholders:

Nominees Who are Standing for Election at the Annual Meeting:

Name	Class	Age
Max Carnecchia	II	49
Timothy Harkness	II	45

Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the Board since June 2009. Prior to joining the Company, Mr. Carnecchia served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000.

Mr. Carnecchia has demonstrated significant leadership skills as President of Interwoven and Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Board. Mr. Carnecchia’s extensive knowledge of the industry in which we operate, as well as his unique role in the day-to-day operations of the Company as our President and Chief Executive Officer, allows him to bring to the Board a broad understanding of the operational and strategic issues facing the Company.

Timothy Harkness has served as a director since July 2010 and served as a director of Symyx Technologies, Inc. (“Symyx”) from March 2008 until the completion of the merger between the Company and Symyx. Mr. Harkness has also served as the President and Chief Executive Officer of ProteinSimple, a private life sciences tools company focused on improving protein research , since June 2008. From August 2007 through December 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Nektar Therapeutics, a biopharmaceutical company. From July 1998 through April 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Molecular Devices Corporation, an international life sciences tools company. He is a member of the board of directors of Freeslate, a private high-throughput research company and ProteinSimple.

As an experienced executive in the life science technology field, Mr. Harkness is knowledgeable of the financial and management elements of the Company’s business. Having served in management positions for private and international companies in various sectors of the technology industry, he offers a broad operational perspective and innovative thinking. As a former director of Symyx, Mr. Harkness brings to the Board knowledge of Symyx’s business that makes him a valued contributor to the success of the Company.

Current Directors Whose Term Extends Beyond the Annual Meeting:

Name	Class	Age
Jeffrey Rodek	I	58
Larry Ferguson	I	62
Chris van Ingen	III	65
Kenneth L. Coleman	III	69
Ricardo B. Levy	III	67

Jeffrey Rodek has served as a director since 2007. Mr. Rodek is currently a senior lecturer at the Fisher College of Business at The Ohio State University. Mr. Rodek served as a part-time general partner and senior advisor with Accretive, LLC, a private equity firm, from July 2007 to December 2009 and as the Executive Chairman of the board of directors of Hyperion Solutions Corporation, the global leader in business performance management software, from 2004 until its acquisition by Oracle Corporation in 2007. From 1999 through 2004, Mr. Rodek served as Hyperion’s Chairman and Chief Executive Officer. Prior to joining Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro, the world’s largest wholesale provider of technology solutions, products and services, and in various capacities at FedEx Corporation. Mr. Rodek also serves on the Advisory Board of Resource Interactive, a digital marketing company located in Columbus, Ohio, and is a member of the Board of Directors of PTS Physicians LLC. and BriefLogic, private software and services companies.

As the former Chairman and Chief Executive Officer of Hyperion Solutions Corporation, Mr. Rodek brings management experience, leadership capabilities, financial knowledge and business acumen to the Board. As a faculty member at the Fisher College of Business at The Ohio State University, Mr. Rodek is a recognized expert and speaker on business performance and related topics, including corporate governance and leadership, making him a highly qualified and valued contributor to the Board.

Larry Ferguson has served as a director since October 2008. Mr. Ferguson is currently President of the Ferguson Group, a private equity investment and consulting firm which renders advisory services to information technology companies, and has held such position since founding the group in 1995. From 2006 to 2008,

Mr. Ferguson served as Chief Executive Officer of First Consulting Group, a publicly traded provider of information technology services and products to health and life sciences organizations that was acquired by Computer Sciences Corporation in 2008. Mr. Ferguson previously served as President of Health Systems Group of American Express Information Services, a provider of high-volume information processing and communications services, from 1986 to 1992 and as President of Health Systems Group of First Data Corp., a payment processing company, from 1992 to 1995. From 2002 to 2005, Mr. Ferguson served as Chairman of the board of directors of Daou Systems, Inc., a publicly traded provider of consulting and management services to healthcare organizations, and from 1997 to 2002, he served as a member of the board of directors of Sunquest Information Systems, a publicly traded healthcare information systems company. He is currently a member of the board of directors of Hooper Holmes, Inc., a publicly traded provider of risk assessment services for the insurance industry.

With his years of experience serving in key senior executive roles (including as chief executive officer) and as a director of several publicly traded companies, Mr. Ferguson brings to the Board critical insight into the operational requirements of a public company. In addition, his service on the boards of directors of a variety of other companies and his experience as a consultant give him a deep understanding of the challenges faced by public companies and allow him to bring a variety of viewpoints and perspectives to the deliberations of the Board.

Chris van Ingen currently serves as our Chairman of the Board and has served as a director since July 2010. From March 2008 to June 2010, he served as a director of Symyx. He was President of the Bio-Analytical Measurement Group of Agilent Technologies, Inc., a bio-analytical and electronic measurement company, from 2001 to 2007. Prior to 2001, Mr. van Ingen was Vice President of Sales and Marketing of the Chemical Analysis Group of Hewlett Packard and Agilent Technologies. Mr. van Ingen currently serves as Chairman of the board of directors of Bruker Energy and Superconducting Technologies, Inc., a high-performance superconducting materials and devices company, and is a director of Promega Corporation, a leading provider of innovative life sciences solutions.

Mr. van Ingen brings a wealth of sales and marketing experience to the Board, having held various positions with Hewlett Packard and Agilent Technologies. With over two decades of experience in leadership positions, he offers a broad understanding of the technology industry and has the skills necessary to be our Chairman. As a former director of Symyx, Mr. van Ingen brings to the Board knowledge of Symyx’s business that makes him a valuable contributor to the success of the Company.

Kenneth L. Coleman has served as a director since 2003 and previously served as our Chairman and as our lead independent director. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until 2000, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the board of directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, of United Online, an Internet service provider, and of City National Bank, a commercial banking institution.

Mr. Coleman is an experienced business leader with over 20 years of experience in various senior executive positions, including chief executive officer, at other computer software and systems companies. As a director of the Company for approximately eight years and as our non-executive Chairman from 2006 to 2012, he has gained a deep understanding of our business. His experience on the boards of directors of other companies in the computer software industry further augments his range of knowledge, providing experience on which he can draw while serving as a member of the Board.

Ricardo B. Levy has served as a director since 2000. From 2007 to 2011, Mr. Levy served as Lead Director of the board of directors of Renegy Holding, Inc., a renewable energy company, the successor company to Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he served as

Chairman since its inception in 1994 and as an interim President and Chief Executive Officer from June through December 2000. Mr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc. and Catalytica Pharmaceuticals, Inc. from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Mr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Mr. Levy is a member of the board of directors of Stem Cells, Inc., a public company focused on the discovery and development of stem cell therapeutics, and of NovoDynamics, Inc., a private company focused on advanced image discovery.

As a former chief executive officer and chief operating officer with over 30 years of business experience, Mr. Levy has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on the boards of directors of both public and private companies, together with approximately 12 years of service on the Board, give him a broad understanding of the Company and its operations.

There are no family relationships among any of our directors. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Vote Required; Board Recommendation

Upon recommendation of the Governance and Nominating Committee, the Board nominated the two director-nominees listed in this proxy statement, Max Carnecchia and Timothy Harkness, for election at the annual meeting. The nominees for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of our common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominees unless authority to vote for such nominees has been withheld in the proxy. Although the nominees have consented to serve as directors if elected, and the Board has no reason to believe that such nominees will be unable to serve as directors, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect on the outcome of the election of the Class II directors. The Board recommends that you vote all of your shares “for” the election to the Board of the nominees described in this Proposal No.  1.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed us to submit the selection of E&Y as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable laws require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our financial statements for the fiscal year ended December 31, 2011, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

On August 3, 2010, the Board approved a change in our fiscal year-end from March 31 to December 31. The fiscal year-end change was effective December 31, 2010 and resulted in a nine-month reporting period from April 1, 2010 to December 31, 2010 (the “Transition Period”).

The following table sets forth the aggregate fees billed by E&Y for the services indicated for the fiscal year ended December 31, 2011 and the Transition Period:

	Fiscal Year Ended December 31, 2011	Nine Months Ended December 31, 2010
Audit Fees (1)	$1,171,769	$1,229,060
Audit-Related Fees	—	—
Tax Fees (2)	—	15,000
All Other Fees	—	—

Total Fees	$1,171,769	$1,244,060

(1)	Includes fees for: (i) the audit of our annual financial statements for the fiscal year ended December 31, 2011 and the Transition Period included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Transition Report on Form 10-K for the Transition Period, respectively; (ii) the review of our interim period financial statements for the fiscal year ended December 31, 2011 and the Transition Period included in our quarterly reports on Form 10-Q; (iii) the audit of the effectiveness of our internal control over financial reporting as of December 31, 2011 and 2010; (iv) statutory audits of certain of our foreign subsidiaries for the fiscal year ended December 31, 2011 and the Transition Period; and (v) related services that are normally provided in connection with regulatory filings or engagements.
(2)	Represents fees for professional services provided primarily for tax compliance and advice.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the Chairman of the Audit Committee, who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Vote Required; Board Recommendation

To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2. This proposal is considered a routine matter and, therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL NO. 3

ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

In 2011, we held our first advisory stockholder vote to approve the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also held our first advisory stockholder vote on the frequency of future advisory shareholder votes to approve the compensation of our named executive officers. In keeping with the recommendation of our Board, our stockholders expressed a preference that future advisory stockholder votes to approve the compensation of our named executive officers be held on an annual basis and, as previously disclosed, our Board determined to hold an advisory vote to approve the compensation of the named executive officers every year. Accordingly, we are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation Discussion and Analysis” beginning on page 20, in the compensation tables beginning on page 31 and in any related narrative discussion contained in this proxy statement.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Human Resources Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving the Company’s goals.

In light of the above, we believe that the compensation of our named executive officers for the year ended December 31, 2011 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and our stockholders.

Accordingly, we propose that our stockholders adopt the following resolution at the annual meeting of stockholders:

“RESOLVED, that the stockholders of Accelrys, Inc. hereby approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement”.

While this stockholder vote on executive compensation is merely advisory and will not be binding upon us or the Board or our Human Resources Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. Unless the Board changes its determination to hold an advisory vote to approve the compensation of the named executive officers every year, the next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2013 Annual Meeting of Stockholders.

Vote Required; Board Recommendation

The advisory, non-binding vote to approve the compensation of our named executive officers, as presented in this proxy statement and contemplated by this Proposal No. 3, must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect. The Board recommends a “for” vote to approve the compensation of our named executive officers as presented in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information as of April 24, 2012 regarding the beneficial ownership of our common stock by: (i) each person known to our Board to own beneficially five percent or more of our common stock; (ii) each director of the Company; (iii) the Named Executive Officers (as defined below in the Summary Compensation Table); and (iv) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with SEC by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121.

Percentage of beneficial ownership is calculated based on the 55,514,955 shares of our common stock (net of treasury shares) outstanding as of April 24, 2012. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of our common stock within 60 days of April 24, 2012. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders
Brown Capital Management, Inc	7,508,407	(1)	13.53%
1201 N. Calvert St. Boston, MA 21202

Park West Asset Management LLC	4,322,508	(2)	7.79%
900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939

RGM Capital, LLC	4,104,150	(3)	7.39%
9010 Strada Stell Court, Suite 105 Naples, FL 34109

BlackRock Inc	3,258,641	(4)	5.87%
40 E 52nd Street New York, NY 10022

The Vanguard Group, Inc	2,986,656	(5)	5.38%
100 Vanguard Blvd, Malvern, PA 19355

Trigran Investments, Inc.	2,840,026	(6)	5.12%
630 Dundee Rd., #230 Northbrook, IL 60062

Named Executive Officers
Max Carnecchia	659,276	(7)	1.17%
Michael Piraino	126,496	(8)	*	%
Trevor Heritage	—		—%
Todd Johnson	131,213	(9)	*	%
Anil Thakur	40,707	(10)	*	%

Directors
Kenneth L. Coleman	28,000	(11)	*	%
Ricardo B. Levy	70,514	(12)	*	%
Christopher J. Steffen	68,000	(13)	*	%
Jeffrey Rodek	27,000	(14)	*	%
Larry Ferguson	18,000	(15)	*	%
Timothy Harkness	13,208	(16)	*	%
Chris van Ingen	13,208	(17)	*	%
Max Carnecchia	659,276	(7)	1.17%

All current executive officers and directors as a group (16 persons)	2,007,390	(18)	3.5%

*	Less than one percent.

(1)	Brown Capital Management, Inc. (“Brown”) has no shared voting power or shared dispositive power and has sole voting power with respect to 3,784,796 shares and sole dispositive power with respect to all shares, which includes 3,084,410 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company managed by Brown Capital Management, LLC (“Brown Company Fund”), with respect to which Brown Company Fund has sole voting power. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Brown on February 13, 2012 with respect to holdings of Company common stock as of December 31, 2011.

(2)	Park West Asset Management LLC (“PWAM”) is the investment manager of Park West Investors Masters Fund, Limited ( “PWIMF”) and Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI”). Peter S. Park (“Park” and, together with PWAM and PWIMF, the “Park Entities”) is the sole member and manager of PWAM. The Park Entities’ beneficial ownership as of December 31, 2011 was as follows: (i) PWAM beneficially owned 4,322,508 shares, consisting of 3,532,706 shares held by PWIMF and 789,802 shares held by PWPI; (ii) Peter S. Park, as sole member and manager of PWAM, beneficially owned the 4,322,508 shares beneficially owned by PWAM; and (iii) PWIMF owned 3,532,706 shares. Each of the Park Entities has no shared voting power or shared dispositive power and has sole voting power and sole dispositive power with respect to all of their shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by PWAM on February 14, 2012 with respect to holdings of Company common stock.

(3)	RGM Capital, LLC (“RGM Capital”) has shared voting power and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by RGM Capital on February 14, 2012 with respect to holdings of Company common stock as of December 31, 2011.

(4)	BlackRock Inc. (“BlackRock”) has sole voting power and sole dispositive power with respect to all shares. Based on information contained in a Schedule 13G/A filed with the SEC by BlackRock on February 13, 2012 with respect to holdings of Company common stock as of December 31, 2011.

(5)	The Vanguard Group, Inc. (“Vanguard”), an investment adviser, reported having sole voting and shared dispositive power with respect to 90,702 shares and sole dispositive power with respect to 2,895,954 shares of the Company’s common stock as of December 31, 2011. Vanguard also reported that Vanguard Fiduciary Trust Company, its wholly owned subsidiary, is the beneficial owner of 90,702 shares as a result of its serving as investment manager of collective trust accounts. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Vanguard on February 7, 2012 with respect to holdings of Company common stock.

(6)	According to a Schedule 13G filed jointly by Trigran Investments, Inc. (“Trigran”), Douglas Granat, Lawrence A. Oberman, and Steven G. Simon with the SEC on February 14, 2012, Trigran, Douglas Granat, Lawrence A. Oberman, and Steven G. Simon have shared voting and dispositive power with respect to all shares. Furthermore, Douglas Granat, Lawrence A. Oberman, and Steven G. Simon are the controlling shareholders and sole directors of Trigran and thus may be considered beneficial owners of shares beneficially owned by Trigran.

(7)	Represents 12,443 shares of common stock held of record by Mr. Carnecchia, options to purchase 645,833 shares of common stock that are exercisable within 60 days of April 24, 2012 and 1,000 shares to be purchased on May 31, 2012 through the Accelrys Employee Stock Purchase Plan.

(8)	Represents 28,060 shares of common stock held of record by Mr. Piraino and options to purchase 98,436 shares of common stock that are exercisable within 60 days of April 24, 2012.

(9)	Represents 56,213 shares of common stock held of record by Mr. Johnson and options to purchase 75,000 shares of common stock that are exercisable within 60 days of April 24, 2012.

(10)	Represents 6,332 shares of common stock held of record by Mr. Thakur and options to purchase 34,375 shares of common stock that are exercisable within 60 days of April 24, 2012.

(11)	Represents 8,000 shares of common stock held of record by Mr. Coleman and options to purchase 20,000 shares of common stock that are exercisable within 60 days of April 24, 2012.

(12)	Represents 21,000 shares of common stock held of record by Mr. Levy and options to purchase 49,514 shares of common stock that are exercisable within 60 days of April 24, 2012.

(13)	Represents 28,000 shares of common stock held of record by Mr. Steffen and options to purchase 40,000 shares of common stock that are exercisable within 60 days of April 24, 2012.

(14)	Represents 27,000 shares of common stock held of record by Mr. Rodek.

(15)	Represents 18,000 shares of common stock held of record by Mr. Ferguson.

(16)	Represents 13,208 shares of common stock held of record by Mr. Harkness.

(17)	Represents 13,208 shares of common stock held of record by Mr. van Ingen.

(18)	Represents 616,603 shares of common stock held of record by our current executive officers and directors, options to purchase 1,388,391 shares of common stock that are exercisable within 60 days of April 24, 2012, and 2,396 shares to be purchased on May 31, 2012 through the Accelrys Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and certain written representations that no other reports were required during fiscal year 2011, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% beneficial owners were complied with.

BOARD MATTERS AND CORPORATE GOVERNANCE

Information Regarding the Board and Its Committees

The Board met nine times during fiscal year 2011. Each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. The following table provides meeting information for fiscal year 2011 and current membership for each of the committees of the Board:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Chris van Ingen	X
Kenneth L. Coleman	X
Christopher J. Steffen	X	**
Ricardo B. Levy			X		X
Jeffrey Rodek.			X		X
Larry Ferguson			X	*
Timothy Harkness	X				X	*
Total meetings in fiscal year 2011	4		6		4

*	Committee Chairperson

**	Audit Committee Financial Expert and Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC rules and regulations, and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our quarterly financial press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of April 24, 2012, the members of the Audit Committee are Christopher J. Steffen, Kenneth L. Coleman, Timothy Harkness and Chris van Ingen. Mr. Steffen serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Human Resources Committee

Pursuant to its charter, the Human Resources Committee administers our executive compensation program and is responsible for establishing, implementing and monitoring adherence to our philosophy with respect to executive compensation. In addition, the Human Resources Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including the Named Executive Officers. In connection with performing their duties, the members of the Human Resources Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of April 24, 2012, the members of the Human Resources Committee are Larry Ferguson, Ricardo B. Levy and Jeffrey Rodek. Mr. Ferguson serves as chairman of the Human Resources Committee.

Additionally, the Board has appointed a secondary committee which has the authority to approve awards to our non-executive officers. Mr. Ferguson is the sole member of the secondary committee.

The Human Resources Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Governance and Nominating Committee

The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition and size of the Board and its committees and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, committee structure and membership, director compensation and chief executive officer succession planning.

As of April 24, 2012, the members of the Governance and Nominating Committee are Timothy Harkness, Ricardo B. Levy and Jeffrey Rodek. Mr. Harkness serves as chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee has adopted a charter that can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Board Leadership Structure

We have, and since April 2004 have had, an independent chairman (currently Chris van Ingen) separate from the chief executive officer. The Board believes it is important to have an independent director in a board leadership position at all times. Our Chairman provides independent leadership of the Board and enables non-management directors to raise issues and concerns for consideration by the Board without immediately involving management. Our Chairman also serves as a liaison between the Board and our senior management. The Board has determined that this structure is the most appropriate structure for the Company at this time.

Board’s Role in Risk Management

The Board is responsible for oversight of risks facing the Company, while our management is responsible for day-to-day management of risk. The Board, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of the Board, which oversee risks inherent in their respective areas of responsibility, reporting to the Board regularly and involving the Board in their performance of risk oversight, as necessary. For example, the Audit Committee oversees our financial exposure and financial reporting related risks and the Compensation Committee oversees risks related to our compensation programs and practices. The Board, as a whole, directly oversees our strategic and business risk, including product development risk. We believe the Board’s leadership structure supports its role in risk oversight, with our President and Chief Executive Officer and our Chief Financial Officer responsible for assessing and managing risks facing the Company day-to-day and our Chairman and other members of the Board providing oversight of such risk management.

Director Compensation

For the fiscal year 2011, we paid our Chairman an annual retainer of $100,000 while each non-employee director received an annual retainer of $30,000. In addition, the Audit Committee chairman received an annual retainer of $20,000 while the chairmen of the Human Resources Committee and the Governance and Nominating Committee received annual retainers of $10,000. Finally, our non-employee directors received $1,500 for each board and committee meeting they attended, and were reimbursed for all reasonable travel-related expenses for attendance at meetings of the Board and its committees.

In addition to cash compensation, during fiscal year 2011, Mr. Coleman, Mr. Levy, Mr. Steffen, Mr. Rodek, Mr. Ferguson, Mr. Harkness, Mr. van Ingen and Mr. Pasternack were each granted 9,000 RSUs on December 30, 2011. The RSUs granted to our non-employee directors vest quarterly over three years and receipt of the common stock underlying the RSUs is deferred until the earlier of the three-year anniversary of the grant of the RSUs or such time as the director ceases providing services to the Company.

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2011. Directors who are employees of the Company receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Kenneth L. Coleman	$130,000	$60,480	$190,480
Ricardo B. Levy	64,370	60,480	124,850
Christopher J. Steffen	75,500	60,480	135,980
Jeffrey Rodek	62,897	60,480	123,377
Larry Ferguson	58,500	60,480	118,980
Timothy Harkness	62,630	60,480	123,110
Chris van Ingen	57,000	60,480	117,480
Bruce Pasternack (2)	62,630	60,480	123,110
Steven Goldby (3)	22,272	—	22,272

(1)	The amounts shown under the “Stock Awards” column are equal to the aggregate grant date fair value of RSUs granted to each director during fiscal year 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding the effect of any estimated forfeitures. As of December 31, 2011, the aggregate number of RSUs outstanding for each director was as follows: Mr. Coleman, 18,500; Mr. Levy, 17,250; Mr. Steffen, 17,250; Mr. Rodek, 17,250; Mr. Ferguson, 17,250; Mr. Harkness, 19,500; Mr. van Ingen, 19,500; Mr. Pasternack, 19,500; and Mr. Goldby, 0. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)	Mr. Pasternack resigned from the Board on February 2, 2012, for personal reasons not involving disagreement relating to the Company’s operations, policies or practices.

(3)	For personal reasons not involving any disagreement relating to the Company’s operations, policies or practices, Mr. Steven Goldby declined to stand for re-election at the 2011 annual meeting of our stockholders. As a result, the information set forth in this table represents compensation through August 3, 2011, the date of the 2011 annual meeting of our stockholders.

Our non-employee directors did not receive any option grants during fiscal year 2011. As of December 31, 2011, the aggregate number of stock options outstanding for each director was as follows: Mr. Coleman, 49,515; Mr. Levy, 49,514; Mr. Steffen, 40,000; Mr. Rodek, 0; Mr. Ferguson, 0; Mr. Harkness, 0; Mr. van Ingen, 0; Mr. Pasternack, 0; and Mr. Goldby, 0.

For fiscal year 2012, the Human Resources Committee has determined to pay our Chairman an annual retainer of $30,000 and is currently evaluating our other non-employee director compensation policies and practices, including the amounts of the annual retainers for committee chairpersons and per meeting fees and grants of equity awards.

Key Corporate Governance Initiatives

We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:

Independent Directors. All of the members of our Board, other than Max Carnecchia, meet the independence standards of the SEC and NASDAQ, and only one of our directors, Max Carnecchia, is employed by us. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Chris van Ingen, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and directors.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com , under “Company Leadership—Corporate Governance”.

Nomination of Directors

As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a board of directors with the skills and characteristics that, taken as a whole, will assure a strong board of directors with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of its members; and

•

The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

In addition to the foregoing criteria, the Governance and Nominating Committee considers diversity of age, sex, race and ethnicity in determining the composition and size of the Board, as such factors are believed to foster the effective functioning of the Board and to promote the interests of the Company and its stockholders. The Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities to the Company and its stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. The Governance and Nominating Committee annually reviews the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the Board member to submit a written resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean that such recommendations will not be considered. However, when considering director candidates recommended by our stockholders of record, the Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, because a candidate was recommended by a stockholder. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more than five percent of our common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Report of the Audit Committee of the Board

The Audit Committee of the Board is comprised solely of independent directors, as defined by the listing standards of NASDAQ. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee Accelrys’ financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met on four occasions during fiscal year 2011. The Audit Committee met privately in executive session with E&Y as a part of each regularly scheduled meeting.

The Audit Committee has reviewed and discussed Accelrys’ audited consolidated financial statements for fiscal year 2011 with management and E&Y. Management is responsible for the: (i) preparation, presentation and integrity of Accelrys’ financial statements; (ii) accounting and financial reporting principles; (iii) establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act); (iv) establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act); (v) evaluating the effectiveness of disclosure controls and procedures, (vi) evaluating the effectiveness of internal control over financial reporting; and (vii) evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”), as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 related to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”. In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit Committee:

Christopher J. Steffen, Chairman

Kenneth L. Coleman

Timothy Harkness

Chris van Ingen

This foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Stockholder Communications with the Board

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process.

Per our policy, members of the Board are invited to attend annual meetings of our stockholders. All of our directors attended our 2011 annual meeting of stockholders.

Certain Relationships and Related Transactions

Transactions with Related Persons. Other than as disclosed in the Summary Compensation Table, we have not entered into any transactions with related persons since the beginning of fiscal year 2011 and we are not currently considering any proposed transactions with related persons.

Review, Approval or Ratification of Transactions with Related Persons. In January 2007, the Board adopted a written related person transaction policy (the “Policy”). Pursuant to the Policy, each of our officers and directors is required to report to the Board any transaction which he or she believes may be a related person transaction and must obtain the approval of the Board prior to entering into such transaction. For purposes of the Policy, a related person transaction is any transaction in which: (i) we are a participant; (ii) the amount involved exceeds $120,000; and (iii) the officer or director has a direct or indirect material interest. Other than the Policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

EXECUTIVE COMPENSATION

Explanatory Note

On July 1, 2010, Symyx became a wholly owned subsidiary of the Company upon completion of the merger (the “Merger”) of Alto Merger Sub, Inc., a wholly owned subsidiary of the Company, with and into Symyx. Partially as a result of the Merger, on August 3, 2010, the Board approved the change of our fiscal year-end to coincide with the end of the calendar year. As a result, we filed with the SEC our Transition Report on Form 10-K for the Transition Period. Likewise, in accordance with SEC rules, in our proxy statement for our 2011 annual meeting of stockholders we reported information relating to our compensation levels, programs and practices for the Transition Period only, as opposed to the 12-month period ended December 31, 2010. Consistent with the foregoing, all information contained herein that relates to our compensation levels, programs and practices in 2010 relates to and covers only the nine-month Transition Period, as opposed to an entire 12-month period.

Compensation Discussion and Analysis

Company Highlights

The Company achieved a number of positive results on behalf of its stockholders during fiscal year 2011. For example:

•	our revenues for fiscal year 2011 increased $43.4 million to $144.3 million from $101.0 million for the year ended December 31, 2010, or an increase of 43%;

•	our net income for fiscal year 2011 was $1.8 million, or $0.03 per diluted share, compared to a net loss of $(23.0) million, or $(0.55) per diluted share, for the year ended December 31, 2010; and

•

we completed two acquisitions furthering our strategy of expanding our product and related service offerings designed to optimize the research and development value chain. Contur Software AB, an emerging leader in cost-effective Electronic Laboratory Notebooks (“ELN”), expanded our range of ELN offerings and added software-as-a-service capabilities. VelQuest Corporation, the leading provider of paperless lab execution systems, extended our product and service portfolio into the downstream pharmaceutical quality assurance and quality control space.

As described in greater detail below, in line with the stated objectives of our compensation practices and in light of these positive results, we generally structured and administered our compensation program for 2011 to remain competitive in our markets and to reward corporate and individual achievements relative to of our goals and objectives. As a result, we:

•	increased base salaries by an average of approximately 3%;

•

maintained a cash-based incentive plan designed to provide incentives relating to the achievement of key corporate and individual performance targets, ultimately awarding payments ranging from 36% to 75% of the target incentive amounts for eligible executives; and

•

issued awards pursuant to our long-term equity incentive program consistent with the award practices of our Compensation Peer Group (as defined below) for similar roles and responsibilities, while taking into account individual contributions and current equity holdings of our executives.

Role of the Human Resources Committee

Pursuant to its charter, our Human Resources Committee administers our executive compensation program and has responsibility for establishing, implementing and monitoring adherence to our philosophy with respect to executive compensation. The Human Resources Committee seeks to ensure that the total compensation paid to the executive officers and members of the Board is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers (as defined in the “Summary Compensation Table”) are similar to those provided to all other executive officers of the Company.

The Human Resources Committee’s Chairman is Larry Ferguson. The remaining Human Resources Committee members are Jeffrey Rodek and Ricardo B. Levy. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect.

The Human Resources Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our executive officers) and reviews and approves all compensation decisions relating to our non-independent directors and executive officers, including the Named Executive Officers. The Human Resources Committee works with management and our Compensation Consultant (as defined below) to align our compensation structure with our organizational goals and market standards relevant to the Company. The Human Resources Committee’s membership is determined by the Board.

The Human Resources Committee operates pursuant to a charter approved by the Human Resources Committee and the Board. The Human Resources Committee charter can be found in the “About Accelrys” section of our corporate website at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Compensation Objective and Philosophy

In August 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs after the meeting, we were mindful of the strong support our stockholders expressed for our compensation philosophy and retained our general approach to executive compensation as outlined herein.

The objective of our compensation program is to provide total compensation packages that will enable us to:

•	attract, motivate and retain outstanding employees, including the Named Executive Officers;

•	align the financial interests of our employees, including the Named Executive Officers, with the interests of our stockholders;

•	provide incentives for superior corporate and individual Named Executive Officer performance; and

•	encourage each Named Executive Officer to have a stake in our long-term performance and success.

To achieve this objective, our Human Resources Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation, such as base salaries and certain other benefits, with “at-risk” forms of compensation, such as performance-based cash bonuses and long-term equity incentive awards. In particular, the Human Resources Committee believes that paying “fixed” forms of compensation that are competitive relative to our Compensation Peer Group helps to ensure that we maintain our ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, similar to our peers, the Human Resources Committee believes that awarding “at-risk” forms of compensation helps to further align our employees’ interests with those of our stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value our long-term performance. Thus, our compensation program allows us to reward short-term achievement of objectives and to foster long-term participation in our success.

We utilize four basic categories of compensation, including:

•	base salaries set at levels designed to attract and retain qualified executives based on their levels of experience relevant to our business;

•	performance-based cash bonuses meant to reward achievement of certain key financial and operational goals;

•	long-term equity incentive awards, which vest over time, intended to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose; and

•	specific additional benefit programs that the Human Resources Committee has determined to be widely offered within the Compensation Peer Group.

To date, the Human Resources Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. However, in light of the importance of uniting the concepts of individual performance with our corporate performance and success, a significant percentage of the total compensation for our executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses, which reward achievement of our fiscal year objectives, and long-term equity incentive awards, which reward increasing our value over the long-term. In general, the Human Resources Committee targets all components of compensation to fall between the median and 75th percentile of the Compensation Peer Group and believes that the total compensation program represents an appropriate balance of incentives and compensation approaches and does not encourage our executives to take excessive risks in their management of our business.

Process for Setting Executive Compensation

The Human Resources Committee understands that the Company competes with many companies for executive-level talent. Accordingly, the Human Resources Committee strives to implement compensation packages for our executive officers that are competitive with the total compensation paid to similarly situated executives of the companies comprising what we refer to as our “Compensation Peer Group”. The companies within the Compensation Peer Group that the Human Resources Committee considers when implementing compensation packages may vary depending on the nature of the executive role being considered. The Compensation Peer Group for 2011 consisted of selected companies in the software industry, as defined by Standard & Poor’s. Pay data for this group was analyzed by Frederic W. Cook & Co., Inc., our independent compensation consultant (the “Compensation Consultant”) using each company’s recent public filings. This group was chosen by reference to revenue, headcount, profit and loss and market capitalization within ranges believed by the Human Resources Committee to be companies we compete with in terms of talent and which reflect some of our growth targets. This Compensation Peer Group was used, when available, for all executive officers, including our Named Executive Officers. The Compensation Peer Group included 25 companies. The selected companies ranged from $126 million to $455 million in annual revenues, 351 to 2,597 employees, a loss of $27 million to a profit of $44 million and $172 million to $2,282 million in market capitalization. The table below sets forth certain reference data relating to the Compensation Peer Group.

Latest Available Four Quarters ($ Millions)				Employees		Market Capitalization as of 4/30/11 ($ Millions)
Revenues		GAAP Net Income
Microstrategy	$455	Microstrategy	$44	Microstrategy	2,597	Netsuite	$2,282
Epicor Software	$440	Netscout Systems	$37	Epicor Software	2,571	Commvault Systems	$1,717
Radiant Systems	$346	RightNow Tech	$29	Tyler Technologies	2,054	Ultimate Software	$1,512
Websense	$342	Manhattan Associates	$28	Manhattan Associates	1,925	Microstrategy	$1,504
Commvault Systems	$299	Websense	$26	S1	1,670	Synchronoss Tech	$1,210
Manhattan Associates	$295	Tyler Technologies	$25	Deltek	1,640	RightNow Tech	$1,179
Netscout Systems	$291	Medidata Solutions	$23	Websense	1,442	Netscout Systems	$1,081
Tyler Technologies	$289	Commvault Systems	$22	Radiant Systems	1,377	Websense	$1,057
Deltek	$280	Radiant Systems	$22	Qad	1,350	Bottomline Tech	$923
Epiq Systems	$251	Sourcefire	$20	Commvault Systems	1,154	OPNET Tech	$866
Ultimate Software	$237	Interactive Intelligence	$16	Ultimate Software	1,134	Epicor Software	$802
Qad	$220	Epiq Systems	$15	Netsuite	1,084	Tyler Technologies	$801
S1	$209	Smith Micro Software	$12	RightNow Tech	920	Radiant Systems	$792
RightNow Tech	$196	OPNET Tech	$11	Interactive Intelligence	849	Manhattan Associates	$782
Netsuite	$193	Actuate	$11	Netscout Systems	791	Sourcefire	$756
Interactive Intelligence	$179	eResearch Tech	$10	Synchronoss Tech	758	Interactive Intelligence	$698
Bottomline Tech	$168	Bottomline Tech	$7	Bottomline Tech	747	Medidata Solutions	$620
Medidata Solutions	$166	Synchronoss Tech	$4	eResearch Tech	647	Deltek	$520
Synchronoss Tech	$166	Qad	$3	Medidata Solutions	598	Epiq Systems	$509
OPNET Tech	$141	Ultimate Software	$2	OPNET Tech	579	S1	$367
eResearch Tech	$141	Deltek	($5)	Actuate	569	eResearch Tech	$311
Sourcefire	$131	Epicor Software	($6)	Epiq Systems	550	Smith Micro Software	$270
Smith Micro Software	$131	S1	($6)	Smith Micro Software	549	Actuate	$268
Actuate	$126	Netsuite	($27)	Sourcefire	351	Qad	$172
75th Percentile	$292		$23		1,492		$1,105
Median	$215		$14		1,002		$796
25th Percentile	$166		$4		635		$518

In addition to comparing compensation levels relative to the Compensation Peer Group, the Human Resources Committee refers to the practices of other similarly situated companies within the high-technology sector or to the practices of companies similar to the Company in terms of size, location, operations and other attributes. Such information is from the Radford High Technology Survey, which provides information on typical executive compensation levels by company revenue size. Accelrys’ revenue approximates the median of the survey companies to which the Human Resources Committee referred.

Ultimately, the Human Resources Committee makes all compensation decisions for our executive officers. Per its charter, however, the Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, the Human Resources Committee consulted with the Compensation Consultant to advise it on matters related to the compensation and benefits of our Chief Executive Officer and other executives. The Compensation Consultant was engaged by, reported to and received compensation approved by the Human Resources Committee (rather than the Company itself). In addition, from time to time, the Human Resources Committee may solicit the input of our President and Chief Executive Officer, Max Carnecchia, Senior Vice President of Human Resources, Judith Ohrn Hicks, and Senior Vice President and General Counsel, David R. Mersten, and other Board members with respect to executive compensation matters.

Executive Compensation Components

The following discussion further describes the components and mix of compensation we pay to our executive officers, as well as how we generally determine the amount of each component. It also explains how each component of compensation fits into our overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the “Summary

Compensation Table” and the “Grants of Plan-Based Awards Table” (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.

As referenced above, for the year ended December 31, 2011, the principal components of compensation for our executive officers were:

•	base salary;

•	performance-based cash bonuses;

•	long-term equity incentive awards; and

•	certain other benefits.

Each of these components is described in greater detail below.

Base Salary

We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. During its review of base salaries for executive officers for the year ended December 31, 2011, the Human Resources Committee primarily considered:

•	Compensation Peer Group market data provided by our Compensation Consultant, along with data published by independent third-party sources;

•	the results of its own internal review and appraisal of the executive’s compensation, both individually and relative to our other executive officers; and

•	the individual performance and scope of responsibility of the executive.

Base salary levels are considered annually as part of our performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined to be appropriate by the Human Resources Committee. In reviewing individual executive performance, the Human Resources Committee considers factors including functional role expertise, leadership skills, business and financial acumen, ability to drive results and the executive’s overall performance in his or her position. For 2011, the Human Resources Committee determined that base salaries should be increased by an average of approximately 3% from 2010 levels, consistent with market trends and practices. In reviewing base salaries, the Human Resources Committee generally strived to maintain base salaries between the median and 75th percentile of equivalent positions within the Compensation Peer Group, in alignment with the Human Resources Committee’s targets for executive base salaries.

Performance-Based Cash Incentive Compensation

Our Management Incentive Plan (the “Management Incentive Plan”) is one of the key components of the “at-risk” compensation we offer to our executives. The Management Incentive Plan allows each executive officer to earn up to 100% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the Human Resources Committee. In addition, each executive officer may earn up to an additional 100% of his or her target incentive amount based upon exceeding these performance targets. In setting the corporate performance targets, the Human Resources Committee’s goal is to set targets which are challenging, reflect the business conditions within our markets and are consistent with achieving our short- and long-term goals. By so doing, the Human Resources Committee believes we can leverage this compensation element to align the personal performance objectives of the executive officers with the Company’s annual performance objectives. The Management Incentive Plan also allows the Human Resources Committee to exercise discretion over various elements of the Management Incentive Plan, including the amounts of the awards ultimately earned under the Management Incentive Plan. Accordingly, the Human Resources Committee reserves the right to modify individual incentive targets, specified corporate performance targets and payment levels—in each case, upwards or downwards—in order to ensure that participants receive the appropriate rewards based on individual and company performance, as well as prevailing market conditions.

On February 28, 2011, the Human Resources Committee met to implement a Management Incentive Plan for the 2011 calendar year (the “2011 MIP”). In so doing, the Human Resources Committee selected the specific group of employees eligible to participate in the 2011 MIP, established the specific corporate performance targets and set target bonus percentages for each participant. We included the 2011 MIP as an exhibit to our Current Report on Form 8-K filed with the SEC on March 7, 2011. Pursuant to the 2011 MIP, Mr. Carnecchia was eligible to earn 90% of his base salary, Mr. Piraino and Mr. Thakur were eligible to earn 50% of their respective base salaries, and Mr. Johnson was eligible to earn 100% of his base salary (of which 50% was based on achievement under the 2011 MIP and the remainder was based on performance against the sales quota), and all other executive officers were eligible to earn 40% of their respective base salaries.

The 2011 MIP took into account both corporate and individual performance components. The corporate performance component consisted of two separate metrics—non-GAAP operating income (on which 40% of each bonus, other than Mr. Johnson’s, would be based and, with respect to Mr. Johnson, on which 20% of his bonus would be based) and order intake targets (on which 40% of each bonus, other than Mr. Johnson’s, would be based and, with respect to Mr. Johnson, on which 20% of his bonus would be based)—which collectively comprised 80% of the total target bonus (or 40% of the total target bonus with respect to Mr. Johnson). The individual performance component, which consisted of individual performance objectives, comprised 20% of the total target bonus (or 60% of the total target bonus with respect to Mr. Johnson). In making its determination with respect to the achievement of performance objectives, our Human Resources Committee considers the Chief Executive Officer’s recommendations with respect to the performance of his direct reports against their individual performance objectives. With respect to all other participants, achievement of performance objectives was determined by our Chief Executive Officer and payment was awarded upon approval by the Human Resources Committee. Following the end of fiscal year 2011, the Human Resources Committee assessed our performance against the two corporate performance components and determined that we had not fully achieved our internal orders and operating income targets. Accordingly, the Human Resources Committee awarded Mr. Carnecchia, Mr. Piraino and Mr. Thakur overall bonus payments equaling 62.1% of the amounts which could have been earned at target, and Mr. Johnson a bonus payment equaling 36% of the amount which could have been earned at target. The foregoing bonus percentages represent a significant decrease relative to the bonus payments under the Management Incentive Plan for the period from (i) April 1, 2010 to June 30, 2010, which were equal to 103% of each executive’s target incentive amount under such plan for the specified period and (ii) July 1, 2010 to December 31, 2010, which were equal to 87.25% of each executive’s target incentive amount under such plan for the specified period. Dr. Heritage, who resigned effective on December 31, 2011, was not eligible for a bonus pursuant to the 2011 MIP.

On February 29, 2012, the Human Resources Committee met to implement a Management Incentive Plan for fiscal year 2012 (the “2012 MIP”). In so doing, the Human Resources Committee selected the specific group of employees eligible to participate in the 2012 MIP, established the specific corporate performance targets and set target bonus percentages for each participant. Pursuant to the 2012 MIP, Mr. Carnecchia is eligible to earn 100% of his base salary at target; Mr. Piraino, Dr. Hahn, and Mr. Thakur are eligible to earn 50% of their respective base salaries at target; and Ms. Hunter is eligible to earn 100% of her base salary at target.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation program is another key component of our “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of our long-term incentive compensation program is even more directly related to the value we create for our stockholders via appreciating stock prices. Under the long-term equity incentive compensation program, grants of equity-based awards are made to the Named Executive Officers and other eligible employees upon commencement of employment with the Company, promotion to a new role and/or annually thereafter following our earnings release for the first quarter of each fiscal year and based upon eligibility and performance criteria upon completion of our annual prior-year performance review process.

When making equity award decisions, the Human Resources Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, our performance and the value of an executive’s specific position to the Company and individual performance criteria.

During the year ended December 31, 2011, the Human Resources Committee referred to relevant market data relating to the Compensation Peer Group and, in consultation with the Compensation Consultant, determined an appropriate percentage of the Company’s market capitalization to be utilized in connection with awarding annual grants to our executives and other continuing employees. From this percentage, the Human Resources Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for the annual equity incentive award pool. Finally, based on relevant market data and input from the Compensation Consultant, the Human Resources Committee calculated the relative sizes of equity awards to be made to eligible recipients.

As a result of the approach described above, the Human Resources Committee determined that approximately 2% of our market capitalization would be utilized in connection with the annual long-term incentive compensation program for the year ended December 31, 2011, resulting in approximately 2,268,000 shares of common stock being reserved for the 2011 annual equity incentive award pool. Such award pool fell between the median of 2.14% and the 75th percentile of 3.17% of the market capitalization utilized by the Compensation Peer Group in connection with their respective annual long-term incentive compensation programs. With input from the Compensation Consultant’s recommendations, the Human Resources Committee decided to award approximately 42% of this available annual equity incentive award pool to our executive officers. In determining the relative size of each annual grant to individual executive officers, the Human Resources Committee considers each executive’s existing equity ownership level and equity stake in the Company.

During the year ended December 31, 2011, the Human Resources Committee reviewed the Compensation Consultant’s analysis of Compensation Peer Group data, together with individual performance reviews provided by our Chief Executive Officer, and conducted a review of our Chief Executive Officer’s performance. As a result, the Human Resources Committee awarded Mr. Carnecchia an option to purchase 100,000 shares of our common stock and RSUs representing the right to acquire 40,000 shares of our common stock. The Human Resources Committee further awarded each of Messrs. Johnson, Piraino and Thakur options to purchase 57,500 shares of our common stock and RSUs representing the right to acquire 23,000 shares of our common stock, and awarded Dr. Heritage an option to purchase 42,500 shares of our common stock and RSUs representing the right to acquire 17,000 shares of our common stock. The foregoing awards represent a total value mix of approximately 50% stock options and 50% option equivalents, which are RSUs where each share of underlying common stock is counted for purposes of the grant as 2.5 shares. Stock options have a ten year term, with 25% of the shares vesting on the one year anniversary of the date of grant and thereafter in equal monthly installments over three years. RSUs vest in equal annual installments over three years from the date of grant. All long-term equity incentive compensation awards made during 2011 were granted pursuant to either the Company’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Plan”) or 2011 Stock Incentive Plan (the “2011 Stock Plan”).

In seeking approval of the 2011 Stock Plan, the Company committed not to grant shares subject to stock options, SARs or other stock awards at an average annual rate greater than 7.26% of the number of shares of our common stock that we believe will be outstanding over the three-year period ending December 31, 2013, calculating full value awards as equivalent to 2.5 shares. Accordingly, during 2011 the Company granted a total of 1,557,467 options to acquire its common stock and 935,467 RSUs, representing 6.99% of its outstanding common stock as of December 31, 2011.

Other Benefits

We provide the Named Executive Officers and other employees with benefits that the Human Resources Committee believes are consistent with its objectives and philosophy set forth above. A description of these benefits, which the Human Resources Committee periodically reviews and adjusts as deemed necessary, is set forth below.

Employee Stock Purchase Plan. In order to encourage ownership of our common stock and to align our employees’ interests with those of our stockholders, all employees are eligible to participate in our 2005 Employee Stock Purchase Plan (the “2005 ESPP”). However, none of our employees may be granted an opportunity to purchase stock under the 2005 ESPP if, as of immediately after the grant, he or she would own stock representing 5% or more of the total combined voting power or value of all classes of our capital stock. The 2005 ESPP permits participants to purchase shares of our common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of our common stock in any given six-month period. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period. The price of stock purchased under the 2005 ESPP is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, they are paid their accumulated payroll deductions to date, without interest. Participation in the 2005 ESPP ends automatically upon termination of employment with the Company, at which time we refund to the employee accumulated payroll deductions, without interest, through the date of such termination.

Retirement Benefits. All of our employees in the U.S. are eligible to participate in our 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the Named Executive Officers, are permitted to contribute an amount up to the limit prescribed by the IRS to the Savings Plan on a before-tax basis. We match 50% of the first 8% of pay that is contributed to the Savings Plan by each participant each year. Our matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with the Company, all matching contributions, including those made by us following such three-year period, are fully vested.

Life and Long-Term Disability Insurance. All of the Named Executive Officers and other executive officers in the U.S. are enrolled in our group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to five times their respective annual base salary in effect on the date of death, up to a maximum benefit of $1 million. The long-term disability plan provides a monthly benefit to executive officers in the event of disability in an amount equal to 60% of the participant’s annual base salary, up to a maximum monthly amount of $15,000.

Tax and Accounting Implications

As part of its role in developing and overseeing our compensation programs, the Human Resources Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), which generally provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The Human Resources Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Human Resources Committee will balance the costs and burdens involved in such compliance against the value to the Company and our stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

In granting awards pursuant to the long-term equity incentive compensation program, the Human Resources Committee considers the effect of ASC Topic 718, which requires companies to estimate and record as an expense the fair value of stock-based awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs or SARs), the Human Resources Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of ASC Topic 718 and the resulting compensation expense associated with the granting of stock-based awards (as discussed above), the Human Resources Committee awarded RSUs and stock options to our Named Executive Officers during the year ended December 31, 2011.

Hedging Prohibition

As part of our insider trading policy, our executives and directors are prohibited from short selling and buying or selling puts and calls on our securities, and from engaging in hedging, forward sale and other similar derivative transactions of our securities on an exchange or in any other organized trading market.

Executive Employment Agreements

We have employment agreements with certain of our executive officers, including certain Named Executive Officers, which provide those executives with certain severance benefits. These arrangements are intended to attract and retain qualified executives and include restrictive covenants in favor of the Company in exchange for the severance benefits that we believe provide us with significant value in prohibiting our executives from competing against us, using our confidential information and hiring our best talent if they wish to leave our employment. The agreements also provide for severance payments to be made after a change of control of the Company.

The provisions of these agreements related to severance and change of control were based on relevant market data from, and extensive consultation with, our Compensation Consultant. We believe that not providing these agreements may put us at a competitive disadvantage in our ability to attract and retain qualified executives and to limit both the ability of our competitors to hire away our best talent and the ability of our former employees to compete against us.

For a detailed description of our employment agreements with our executive officers, see the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Risk Assessment

Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our executive officers taking actions that may conflict with the long-term interests of the Company. The Human Resources Committee has reviewed and discussed the structure of our executive compensation programs to assess whether any aspect of the programs could potentially be expected to provide an incentive to our executive officers to take any unnecessary or inappropriate risks that could threaten our operating results or financial condition or impact long-term stockholder value. The Human Resources Committee considered the findings of the assessment, which was conducted internally, and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage our executives to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Human Resources Committee of the Board

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Human Resources Committee:

Larry Ferguson, Chairman

Ricardo B. Levy

Jeffrey Rodek

The foregoing Human Resources Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Human Resources Committee Interlocks and Insider Participation

During fiscal year 2011, the Human Resources Committee consisted of Messrs. Coleman, Ferguson, Levy, Steffen, Harkness, van Ingen, Pasternack and Rodek. None of these directors has at any time been an officer of the Company or any of its subsidiaries. During fiscal year 2011, no interlocking relationship existed between the Board or the Human Resources Committee and the board of directors, human resources committee or compensation committee, as appropriate, of any other entity.

Executive Officers

The following table and text set forth certain information concerning our current executive officers.

Name	Age	Position
Max Carnecchia	49	President and Chief Executive Officer
Michael A. Piraino	58	Executive Vice President and Chief Financial Officer
David R. Mersten	47	Senior Vice President, General Counsel and Secretary
Mathew Hahn, Ph.D.	51	Senior Vice President and Chief Technology Officer
Anil Thakur	48	Senior Vice President, Software Development
Judith Ohrn Hicks	48	Senior Vice President, Human Resources
Mollie Hunter	53	Senior Vice President, Global Sales & Services

Max Carnecchia has served as our President and Chief Executive Officer and as a member of the Board since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Inc., Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.

Michael A. Piraino has served as our Executive Vice President and Chief Financial Officer since July 2010. He previously served as our Senior Vice President and Chief Financial Officer from January 2010 to July 2010. Prior to joining Accelrys, he served as Chief Financial Officer of M2 Technology Partners, LLC, a private investment company focused on domestic and international acquisitions of software and services businesses, from May 2008 to June 2009. From April 2003 to May 2008, he was Executive Vice President and Chief Financial Officer of Epicor Software Corporation, a leading global provider of enterprise business software solutions for midmarket-sized companies.

David R. Mersten has served as our Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

Mathew Hahn, Ph.D., has served as our Senior Vice President and Chief Technology Officer since July 2010. Prior to that, he served as our Senior Vice President of Research and Development from 2009 to 2010, our Vice President of Research and Development, from 2008 to 2009, our Vice President of Platform Strategy and Technologies from 2006 to 2008, and our Vice President, Chief Science Officer from 2005 to 2006. From 2004 to 2005, Dr. Hahn served as Vice President, General Manager of SciTegic, Inc., a wholly owned subsidiary of Accelrys that Dr. Hahn co-founded in 1999 and we acquired in 2005. Prior to founding SciTegic, Inc., Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.

Anil Thakur has served as our Senior Vice President of Software Development since July 2010. Prior to the Merger, Mr. Thakur was Senior Vice President of Product Development of Symyx’s software division, having joined Symyx in 2008. Prior to joining Symyx, he was employed at Oracle Corporation between 1996 and 2008, most recently holding the position of Vice President of Server Technology, where he led the strategy, design, development and launch of the Software Configuration Manager, as well as Vice President of Service Engineering and Director of Oracle Outsourcing.

Judith Ohrn Hicks has served as our Senior Vice President, Human Resources since March 2012. She previously served as our Vice President, Human Resources since 1999. Mrs. Ohrn Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly traded software company that was acquired by Programmer’s Paradise, Inc., a publicly traded company, in June 1996.

Mollie Hunter has served as our Senior Vice President, Global Sales & Services since January 2012. She previously served as our Vice President, Worldwide Presales & Professional Services from October 2010 to December 2011. Prior to joining Accelrys, Ms. Hunter was a Partner at Eventus Strategies, LLC, a strategic business consulting firm focused on business plan and sales strategy development and internal systems and operational support, from March 2008 to August 2011. From October 2006 to June 2007, she served as Chief Operating Officer of New Momentum, LLC, a provider of enterprise brand intelligence solutions, where she assisted in the development of the market strategy for a new product concept, managed development resources and prepared and presented the market strategy to investors and potential partners. From September 1997 to June 2005, Ms. Hunter held positions of increasing responsibility with Epicor Software Corporation, a leading global provider of enterprise business software solutions for midmarket-sized companies, most recently holding the positions of Senior Vice President of the manufacturing business unit and Vice President of Product Marketing.

There are no family relationships among any of our executive officers. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers.

Summary Compensation Table

The following summary compensation table sets forth certain information concerning cash and non-cash compensation earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (including our former Executive Vice President of Sales, Marketing and Services and former Executive Vice President of Corporate Development and Strategy) (collectively, the “Named Executive Officers”). Unless otherwise noted, the information set forth in the table below for the fiscal year ended December 31, 2010 is for the nine-month Transition Period from April 1, 2010 to December 31, 2010.

Name and Principal Position	Year Ended	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Compensation (2)	All Other Compensation		Total
Max Carnecchia	December 31, 2011	$415,000	$—	$281,600	$307,540	$260,652	$221,231	(3)	$1,486,023
President and Chief Executive Officer	December 31, 2010	300,000	—	275,600	310,550	215,870	49,477	(4)	1,151,497
	March 31, 2010	318,205	—	—	2,283,200	314,179	52,363	(5)	2,967,947
	March 31, 2009	—	—	—	—	—	—		—

Michael A. Piraino	December 31, 2011	306,750	—	161,920	176,836	95,883	5,346	(6)	746,735
Executive Vice President and Chief Financial Officer	December 31, 2010	225,000	5,000	137,800	155,275	91,323	17,135	(7)	631,533
	March 31, 2010	72,885	—	346,200	347,650	43,315	710	(8)	810,760
	March 31, 2009	—	—	—	—	—	—		—

Trevor Heritage	December 31, 2011	306,750	—	119,680	130,705	—	277,988	(9)	835,123
Former Executive Vice President of Corporate Development and Strategy	December 31, 2010(10)	150,000	—	275,600	310,550	85,508	1,534	(11)	823,192
	March 31, 2010	—	—	—	—	—	—		—
	March 31, 2009	—	—	—	—	—	—		—

Todd Johnson	December 31, 2011	306,750	—	161,920	176,836	111,883	10,353	(12)	767,742
Former Executive Vice President of Marketing, Corporate Development and Strategy	December 31, 2010	270,094	5,000	713,400	496,868	182,646	8,402	(13)	1,676,410
	March 31, 2010	201,125	—	—	—	170,219	6,322	(14)	377,666
	March 31, 2009	102,038	—	—	—	100,000	3,938	(15)	205,976

Anil Thakur	December 31, 2011	286,300	—	161,920	176,836	89,491	10,317	(16)	724,864
Senior Vice President of Software Development	December 31, 2010(10)	139,167	—	206,700	232,913	49,112	1,813	(17)	629,705
	March 31, 2010	—	—	—	—	—	—		—
	March 31, 2009	—	—	—	—	—	—		—

(1)	The amounts shown under the “Stock Awards” and “Option Awards” columns are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)	The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in each respective fiscal year and in the Transition Period.

(3)	Represents relocation related benefits of $144,892 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $65,926, a matching contribution of $8,250 under the Savings Plan and group term life insurance premiums of $1,710, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Mr. Carnecchia.

(4)	Represents relocation related benefits of $29,196 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $10,985, a matching contribution of $7,833 under the Savings Plan and group term life insurance premiums of $1,463 paid on behalf of Mr. Carnecchia.

(5)	Represents relocation related benefits of $33,900 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $16,734, a matching contribution of $417 under the Savings Plan and group term life insurance premiums of $1,312 paid on behalf of Mr. Carnecchia.

(6)	Represents relocation related benefits of $163 paid pursuant to Mr. Piraino’s employment agreement and group term life insurance premiums of $4,730, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Mr. Piraino.

(7)	Represents relocation related benefits of $10,505 paid pursuant to Mr. Piraino’s employment agreement, a tax gross up of $3,727 and group term life insurance premiums of $2,903 paid on behalf of Mr. Piraino.

(8)	Represents group term life insurance premiums of $710 paid on behalf of Mr. Piraino.

(9)	Represents severance benefits of $231,750, of which the entire remaining amount will be paid in equal semi-monthly installments from January through September 2012, a matching contribution of $8,250 under the Savings Plan, a vacation benefit payout of $35,998 and group term life insurance premiums of $1,650, long-term disability premiums of $216 and short-term disability premiums of $124 paid on behalf of Dr. Heritage.

(10)	Represents compensation for the six-month period from July 1, 2010 to December 31, 2010, following the completion of the Merger.

(11)	Represents a matching contribution of $925 under the Savings Plan and group term life insurance premiums of $420 and long-term disability premiums of $189 paid on behalf of Dr. Heritage.

(12)	Represents a matching contribution of $8,250 under the Savings Plan and group term life insurance premiums of $1,650, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Mr. Johnson.

(13)	Represents a matching contribution of $7,140 under the Savings Plan and group term life insurance premiums of $1,262 paid on behalf of Mr. Johnson.

(14)	Represents a matching contribution of $5,778 under the Savings Plan and group term life insurance premiums of $544 paid on behalf of Mr. Johnson.

(15)	Represents a matching contribution of $3,582 under the Savings Plan and group term life insurance premiums of $356 paid on behalf of Mr. Johnson.

(16)	Represents a matching contribution of $8,250 under the Savings Plan and group term life insurance premiums of $1,614, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Mr. Thakur.

(17)	Represents a matching contribution of $994 under the Savings Plan and group term life insurance premiums of $630 and long-term disability premiums of $189 paid on behalf of Mr. Thakur.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted by us during the year ended December 31, 2011 to each of the Named Executive Officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number Of Shares Of Stock or Units (2)	All Other Option Awards: Number Of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock And Option Awards (5)
Name		Target	Maximum
Max Carnecchia	—	$420,000	$840,000	—	—	—	—
	8/3/2011	—	—	—	100,000	7.04	$307,540
	8/3/2011	—	—	40,000	—	—	281,600

Michael A. Piraino	—	154,500	309,000	—	—	—
	8/3/2011	—	—	—	57,500	7.04	176,836
	8/3/2011	—	—	23,000	—	—	161,920

Trevor Heritage	—	—	—
	8/3/2011	—	—	—	42,500	7.04	130,705
	8/3/2011	—	—	17,000	—	—	119,680

Todd Johnson(6)	—	309,000	618,000	—	—	—	—
	8/3/2011	—	—	—	57,500	7.04	176,836
	8/3/2011	—	—	23,000	—	—	161,920

Anil Thakur	—	144,200	288,400
	8/3/2011	—	—	—	57,500	7.04	176,836
	8/3/2011	—	—	23,000	—	—	161,920

(1)	Mr. Carnecchia, Mr. Piraino, Mr. Johnson and Mr. Thakur were participants in the 2011 MIP and were eligible to receive cash bonuses based on the achievement of certain corporate performance goals, as described in the “Compensation Discussion and Analysis” section of this proxy statement. The target payments under the 2011 MIP were based on achieving the targeted level of performance and ranged from 36% to 62.1% of the annual base salary for each participating officer. Dr. Heritage resigned effective on December 31, 2011 and was not eligible for a bonus pursuant to the 2011 MIP.

(2)	The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.

(3)	One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.

(4)	In accordance with the terms of our stock plans, the exercise price of stock options awarded is the closing price of our common stock on the NASDAQ Global Market on the date of grant.

(5)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 4 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December, 31, 2011.

(6)	On April 20, 2012, Mr. Johnson resigned from his position with the Company and will not be entitled to the estimated future payouts under non-equity incentive plan awards.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

For a narrative discussion of the Summary Compensation Table and the Grants of Plan-Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during the year ended December 31, 2011 with the Named Executive Officers, including annual base salaries during the year ended December 31, 2011. For a description of the payments and benefits that would be provided to the Named Executive Officers in connection with a termination of their employment or a change of control, see the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Named Executive Officers

Max Carnecchia

In June 2009, we entered into an employment agreement with Max Carnecchia, our current President and Chief Executive Officer. Mr. Carnecchia’s annual base salary is $420,000 and, pursuant to the terms of the employment agreement, is subject to annual review by the Human Resources Committee. He is also eligible to participate in the 2011 MIP with a targeted bonus of 100% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Carnecchia is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Michael A. Piraino

In January 2010, we entered into an employment agreement with Michael A. Piraino, our Executive Vice President and Chief Financial Officer. Mr. Piraino’s annual base salary is $309,000 and, pursuant to the terms of the employment agreement, is subject to annual review by the Human Resources Committee. He is also eligible to participate in the 2011 MIP with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Piraino is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Todd Johnson

In April 2010, we entered into an employment agreement with Todd Johnson, our former Executive Vice President of Marketing, Corporate Development and Strategy. Mr. Johnson’s 2011 annual base salary was $309,000. He was also eligible to participate in the 2011 MIP with a targeted bonus of 100% of his base salary, earned upon the achievement of corporate and individual objectives, and was entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. During 2011, Mr. Johnson was also entitled to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

On April 20, 2012, Mr. Johnson resigned from his position with the Company and was not entitled to any severance payments or benefits in connection therewith.

Trevor Heritage

On October 1, 2007, Symyx entered into a letter agreement with Dr. Heritage, our former Executive Vice President of Corporate Development and Strategy, in connection with Symyx’s acquisition of MDL Information Systems, Inc. which letter agreement was assumed by us in connection with the Merger. Dr. Heritage’s 2011 annual base salary was $309,000. Dr. Heritage was also entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees.

On December 27, 2011, the Company and Dr. Heritage entered into a separation agreement and release (the “Separation Agreement”) relating to the terms of Dr. Heritage’s resignation from the Company, effective December 31, 2011. Pursuant to the Separation Agreement, Dr. Heritage will receive a total severance amount of $231,750, paid over a period of nine months. For the duration of such nine-month period, the Company will also reimburse Dr. Heritage for all premiums relating to maintaining COBRA medical insurance coverage, provided that Dr. Heritage will no longer be entitled to receive such reimbursement in the event that he obtains other employment prior to the end of the period. The Company’s severance obligations described above are also conditioned upon Dr. Heritage’s compliance with certain non-competition and non-solicitation obligations set forth in the Separation Agreement.

Anil Thakur

In connection with the completion of the Merger, Mr. Thakur was appointed to serve as our Senior Vice President of Software Development. Mr. Thakur’s annual base salary is $288,400 and he is also eligible to participate in the 2011 MIP with a targeted bonus of 50% of his base salary. Mr. Thakur is also entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Thakur is a participant in the Symyx Executive Change in Control and Severance Benefit Plan, more fully described below, which became binding on the Company upon completion of the Merger.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2011. Each equity grant is shown separately for each Named Executive Officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Stock Units That Have Not Vested		Market Value of Stock Units that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Max Carnecchia	500,000		300,000	(3)	5.38	6/15/2019	—		—	—	—
	33,333		66,667	(4)	6.89	8/3/2020	—		—	—	—
	—		100,000	(5)	7.04	8/3/2021	—		—	—	—
	—		—		—	—	26,666	(6)	179,196	—	—
	—		—		—	—	40,000	(7)	268,800	—	—

Michael A. Piraino	59,895		65,105	(8)	5.77	1/5/2020	—		—	—	—
	16,666		33,334	(4)	6.89	8/3/2020	—		—	—	—
	—		57,500	(5)	7.04	8/3/2021	—		—	—	—
	—		—		—	—	40,000	(9)	268,800	—	—
	—		—		—	—	13,333	(6)	89,598	—	—
	—		—		—	—	23,000	(7)	154,560

Todd Johnson(10)	52,083		72,917		7.11	4/9/2020	—		—	—	—
	10,416		14,584		7.17	4/19/2020	—		—	—	—
	—		57,500		7.04	8/3/2021	—		—	—	—
	—		—		—	—	40,000		268,800	—	—
	—		—		—	—	26,666		179,196	—	—
	—		—		—	—	23,000		154,560

Trevor Heritage	78,020	(11)	—		12.59	3/31/2012	—		—	—	—
	78,020	(11)	—		4.73	3/31/2012	—		—	—	—
	33,333	(11)	—		6.89	3/31/2012	—		—	—	—

Anil Thakur	25,000		50,000	(4)	6.89	8/3/2017	—		—	—	—
	—		57,500	(5)	7.04	8/3/2021	—		—	—	—
	—		—		—	—	20,000	(6)	134,400	—	—
	—		—		—	—	23,000	(7)	154,560

(1)	With the exception of certain options of Dr. Heritage, one-quarter of the stock options vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter as set forth below. With respect to Dr. Heritage, the 78,020 options with an option price of $12.59 vested on an annual basis and the 78,020 options with an option price of $4.73 vested on a quarterly basis.

(2)	The market value of the RSUs which have not vested is based on the closing stock price of our common stock on the NASDAQ Global Market on December 31, 2011 ($6.72 per share).

(3)	The unexercisable shares relating to the option award as of December 31, 2011 vest in equal monthly installments and will be fully vested on June 15, 2013.

(4)	The unexercisable shares relating to the option award as of December 31, 2011 vest in equal monthly installments and will be fully vested on August 3, 2014.

(5)	One-quarter of the stock options vest on August 3, 2012 and 1/48th of the options vest monthly thereafter and will be fully vested on August 3, 2015.

(6)	The unvested RSUs as of December 31, 2011 vest in equal annual installments on August 3, 2012 and August 3, 2013.

(7)	The unvested RSUs as of December 31, 2011 vest in equal annual installments on August 3, 2012, August 3, 2013 and August 3, 2014.

(8)	The unexercisable shares relating to the option award as of December 31, 2011 vest in equal monthly installments and will be fully vested on January 5, 2014.

(9)	One-half of the unvested RSUs as of December 31, 2011 vested on January 5, 2012 and the remaining unvested RSUs as of December 31, 2011 vest on January 5, 2013.

(10)	Mr. Johnson’s outstanding stock options will expire 90 days after April 20, 2012, the effective date of his termination of employment with the Company.

(11)	Dr. Heritage’s outstanding stock options expired 90 days after December 31, 2011, the effective date of his termination of employment with the Company, in accordance with the Symyx 2007 Stock Incentive Plan, as amended (the “2007 Stock Plan”).

Option Exercises and Stock Vested

The following table sets forth information for the Named Executive Officers for the year ended December 31, 2011 regarding exercises of stock options and vesting of restricted stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Max Carnecchia	—	—	13,334	(1)	$93,871	(2)
Michael A. Piraino	—	—	20,000	(3)	169,200	(4)
	—	—	6,667	(5)	46,936	(2)
Trevor Heritage	—	—	13,334	(1)	93,871	(2)
Todd Johnson	—	—	20,000	(6)	154,600	(7)
	—	—	13,334	(8)	102,805	(9)
Anil Thakur	—	—	10,000	(10)	70,400	(2)

(1)	Includes 4,891 shares tendered to us for payment of payroll tax obligations.

(2)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on August 3, 2011, the date of vesting of the restricted stock awards ($7.04 per share).

(3)	Includes 7,999 shares tendered to us for payment of payroll tax obligations.

(4)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on January 5, 2011, the date of vesting of the restricted stock awards ($8.46 per share).

(5)	Includes 2,446 shares tendered to us for payment of payroll tax obligations.

(6)	Includes 7,336 shares tendered to us for payment of payroll tax obligations.

(7)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on April 9, 2011, the date of vesting of the restricted stock awards ($7.73 per share).

(8)	Includes 4,891 shares tendered to us for payment of payroll tax obligations.

(9)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on April 19, 2011, the date of vesting of the restricted stock awards ($7.71 per share).

(10)	Includes 3,668 shares tendered to us for payment of payroll tax obligations.

Potential Payments Upon Termination of Employment or Change of Control

The payments and benefits the Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements or other arrangements, as applicable, the relevant terms of which are more fully described below.

Employment Agreements with Certain Executive Officers

Pursuant to the terms of the employment agreements with Max Carnecchia, Michael A. Piraino and Todd Johnson, we may terminate each such employment agreement upon advance notice as specified in each agreement. Such notice may be given to the applicable executive commencing 12 months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with us will be at-will, meaning that either the Company or such executive may terminate the employment relationship at any time. If an executive’s employment with us is terminated by us during the term without Cause (as defined below) or by the executive for Good Reason (as defined below), such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of: (i) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over 12 months following the date of termination; (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum; (iii) an amount equal to such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of 12 months following the date of termination; and (iv) in some cases, reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to 12 months following the date of termination. However, the employment agreements for Mr. Piraino and Mr. Johnson do not provide for the payments referenced in clause (ii) of the preceding sentence and the agreement for Mr. Johnson does not provide for the payment referenced in clause (iii) of the preceding sentence.

In addition, if any of the above executives’ employment with us is terminated by us without Cause or by the executive for Good Reason within the period commencing two months prior to, and extending to eighteen months following, the occurrence of a Change of Control (as defined below) which takes place during the term of the applicable employment agreement, each such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of: (i) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum; (iii) an amount equal to twice the amount of such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination; and (iv) in some cases, reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to one year following the date of termination. However, the employment agreements for Mr. Piraino and Mr. Johnson: (a) with respect to clause (ii) of the preceding sentence, do not provide for the pro-rated incentive bonuses; and (b) with respect to clause (iii) of the preceding sentence, provide for a payment in an amount equal to the amount of such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination.

Mr. Carnecchia’s employment agreement also provides that upon any such termination, all equity awards held by him will accelerate and all accelerated stock options will be exercisable during the earlier of one year following the date of termination or the original expiration date of the stock option.

The timing of severance payments and benefits under any such executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. Mr. Carnecchia’s employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code (“Section 280G”). We have not entered into employment agreements containing such provisions with any other executives subsequent to the execution of Mr. Carnecchia’s employment agreement in June 2009.

The foregoing benefits under the above referenced employment agreements (collectively, the “Employment Agreements”) are conditioned upon the executive’s execution of a separation and release agreement and release of all claims. For purposes of the above referenced Employment Agreements, and as used in the table below, the terms “Cause”, “Good Reason” and “Change of Control” have the following meanings:

Cause. As defined more completely in the Employment Agreements, “Cause” generally means the executive’s: (i) failure to faithfully and professionally carry out his duties or to comply with the material terms of his employment agreement; (ii) dishonesty or other willful misconduct, if such conduct is intended to or likely to materially injure our business; and (iii) conviction of certain crimes, whether or not relating to the executive’s employment.

Good Reason. As defined more completely in the Employment Agreements, “Good Reason” generally means: (i) the Company’s (a) breach of any of the material terms of the employment agreement or (b) relocation of its office at which the executive is principally employed to a location which is more than 50 miles from both the executive’s residence and our offices and requiring the executive to commute to such location without the executive’s consent; (ii) a material diminution in the executive’s title, duties or responsibilities or conditions of his/her employment; or (iii) a reduction of more than 10% in the executive’s annual base salary then in effect without the executive’s consent (other than such a reduction applicable generally to other senior executives). Under the terms of Mr. Johnson’s employment agreement, “Good Reason” generally means: (i) there is a material breach of our material obligations under the agreement; or (ii) the executive’s base salary is reduced by more than 10%.

As it relates to a Change of Control in each Employment Agreement, “Good Reason” also means a reduction in the executive’s target bonus. For the avoidance of doubt, other than in the event of termination without Cause or resignation for Good Reason under a Change of Control, an executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.

Change of Control. As defined more completely in the Employment Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act), subject to certain exceptions specified in the Employment Agreements (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of our then outstanding securities (“Company Voting Securities”); (ii) the consummation of a share exchange or a merger or consolidation of the Company, where the Persons who were the beneficial owners of Company Voting Securities outstanding immediately prior to such transaction do not beneficially own more than 50% of the voting securities of the Company or the Acquiring Company (as defined in the applicable employment agreements) immediately after such transaction; (iii) a sale or other disposition of all or substantially all of our assets; or (iv) such time as the Continuing Directors (as defined in the applicable Employment Agreements) do not constitute at least a majority of the Board (or, if applicable, of the board of directors of a successor to the Company).

Executive Change in Control and Severance Benefit Plan

Anil Thakur is, and during 2011 Trevor Heritage was, a participant in the Symyx Executive Change in Control and Severance Benefit Plan (the “Severance Plan”), which became binding on the Company upon completion of the Merger.

Pursuant to the terms of the Severance Plan, if a participant is terminated by means of either an Involuntary Termination Without Cause (as defined below) or a Constructive Termination (as defined below) (either of such terminations, a “Covered Termination”), such participant will be entitled to receive: (i) monthly cash severance payments in an amount equal to such participant’s monthly base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), for a period of nine months for a Covered Termination that is not a Change in Control Termination (as defined below) or 15 months for a Covered Termination that is a Change in Control Termination (either of such periods, a “Coverage Period”); and (ii) subject to certain conditions, COBRA benefits for continuation coverage (including coverage for the participant’s eligible dependents) for a period equal to the applicable Coverage Period. In the event of a Change in Control Termination (as defined below), the participant shall also be entitled to accelerated vesting and exercisability of such participant’s then-outstanding equity awards for that number of shares that would have become vested and exercisable over the following 24 months of service. The foregoing benefits under the Severance Plan are conditioned upon the participant’s execution of a general waiver and release of claims in favor of the Company.

The timing of severance payments and benefits under the Severance Plan may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. Payments are generally subject to certain reductions as set forth in the Severance Plan in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G.

For purposes of the Severance Plan, and as used in the table below, the terms “Constructive Termination”, “Involuntary Termination Without Cause”, “Change in Control” and “Change in Control Termination” have the following meanings:

Constructive Termination. As defined in the Severance Plan, “Constructive Termination” generally means, subject to certain limitations set forth in the Severance Plan, a participant’s resignation of employment within 90 days the Company, without the participant’s consent: (i) reduces the participant’s base salary, target bonus and/or other cash compensation programs, taken as a whole, unless such reduction is made in connection with an across-the-board, proportionate reduction of substantially all executives’ annual base salaries, bonuses, plans and/or other cash compensation programs instituted because the Company, taken as a whole, is in financial distress; (ii) reduces or eliminates the participant’s eligibility to participate in or the benefits associated with participating in our benefit programs that is inconsistent with the eligibility to participate in and benefits associated with participation enjoyed by similarly situated employees of the Company; or (iii) relocates the participant’s primary business office more than 50 miles from the location at which the participant predominately performed duties prior to such relocation, except for required travel on Company business to an extent substantially consistent with the participant’s prior business travel obligations.

Involuntary Termination Without Cause. As defined in the Severance Plan, “Involuntary Termination Without Cause” generally means a termination by the Company of a participant’s employment relationship for any reason other than the participant: (i) willfully refuses to perform in any material respect the participant’s duties or responsibilities for the Company or willfully disregards in any material respect any financial or other budgetary limitations established in good faith by the Board; (ii) engages in conduct that causes, or is reasonably likely to cause, material and demonstrable injury, monetarily or otherwise, to the Company; or (iii) engages in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

Change in Control. As defined in the Severance Plan, “Change in Control” generally means the occurrence of any of the following: (i) our stockholders approve a plan of complete liquidation of the

Company or of an agreement for the sale or disposition of all or substantially all of our assets; (ii) our stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of our then outstanding voting securities; or (iv) a change in the composition of the Board, as a result of which fewer than 66% of the directors are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of our directors.

Change in Control Termination. As defined in the Severance Plan, “Change in Control Termination” generally means a Covered Termination occurring within the period commencing three months prior to a Change in Control and ending 12 months after the Change in Control. For purposes of this definition only, a Change in Control Termination shall also include, solely in the context of a Change in Control (as defined immediately above) and within the time periods described in the preceding sentence, a participant’s resignation of employment within 90 days after the Company significantly reduces the participant’s duties, authority or responsibilities relative to the participant’s duties, authority or responsibilities in effect immediately prior to such reduction, taken as a whole, without the participant’s express written consent; provided, however, that: (i) within 30 days following the occurrence of the conduct, the participant provides our Chief Executive Officer written notice specifying (a) the particulars of the conduct and (b) that the participant deems such conduct to be a reduction as described herein; and (ii) the conduct described has not been cured within 30 days following receipt by our Chief Executive Officer of such notice.

The table below estimates the amount of compensation to be provided to each of the Named Executive Officers in the event of termination of such executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a change of control had the termination occurred on December 31, 2011. The actual amounts can only be determined at the time of such executive’s separation from the Company and may, as described elsewhere in this proxy statement, be subject in certain circumstances to adjustment as a result of the operation of features the Employment Agreements or the Severance Plan, as applicable.

In the table below, the assumed payouts for the accelerated vesting of RSUs upon a change of control were calculated by multiplying $6.72, which was the closing price of our common stock on the NASDAQ Global Market as of December 31, 2011, by the number of shares of common stock underlying RSUs that would have vested if the change of control had occurred on December 31, 2011. The assumed payouts for the accelerated vesting of stock options was calculated by taking the difference between the exercise price of the stock option and $6.72 and multiplying that by the number of stock options which would become vested if the change of control had occurred on December 31, 2011. There are no amounts reported in the table below for the accelerated vesting of stock options with an exercise price greater than $6.72 per share on December 31, 2011, as the Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.

These payments are dependent on both a change of control and a termination of employment under circumstances specified in the Employment Agreements and the Severance Plan, as applicable. In addition, the Severance Plan and our various equity compensation plans pursuant to which the Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to a change of control. These provisions apply to all recipients of equity awards under these plans, thus, the equity awards granted to the Named Executive Officers may accelerate under such circumstances regardless of the existence of separate Employment Agreements or the provisions of the Severance Plan.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation for Good Reason (1)*		Change of Control Termination Without Cause or Resignation for Good Reason*
Max Carnecchia	Base Salary	$420,000	(2)	$840,000	(3)
	Management Incentive Compensation	420,000	(4)	840,000	(5)
	Equity Plans	—		849,996	(6)
	Health Benefits	12,000	(7)	12,000	(7)

Michael A. Piraino	Base Salary	309,000	(2)	618,000	(3)
	Management Incentive Compensation	154,500	(4)	154,500	(4)
	Equity Plans	—		574,808	(8)
	Health Benefits	12,000	(7)	12,000	(7)

Trevor Heritage	Base Salary	231,750	(9)	—
	Management Incentive Compensation	—		—
	Equity Plans	—		—
	Health Benefits	—		—

Todd Johnson(10)	Base Salary	309,000	(2)	309,000	(2)
	Management Incentive Compensation	—		309,000	(4)
	Equity Plans	—		602,556	(11)
	Health Benefits	—		—

Anil Thakur	Base Salary	216,300	(12)	360,500	(13)
	Management Incentive Compensation	—		—
	Equity Plans	—		237,444	(14)
	Health Benefits	—		—

*	For purposes of the Severance Plan, as applicable to Dr. Heritage and Mr. Thakur, the phrase “Resignation for Good Reason” contained in this heading instead refers to the concept of “Constructive Termination” described above.

(1)	If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of the executive without cause.

(2)	Amount represents 100% of the executive’s base salary in effect at December 31, 2011.

(3)	Amounts represents twice the amount of the executive’s base salary in effect at December 31, 2011.

(4)	Amount represents the executive’s annual target incentive compensation.

(5)	Amount represents twice the executive’s annual target incentive compensation.

(6)	Amount represents accelerated vesting of 300,000 unvested in-the-money stock options as of December 31, 2011 and 66,666 unvested RSUs.

(7)	Amount represents estimated payments for continued health insurance coverage for 12 months.

(8)	Amount represents accelerated vesting of 65,105 unvested in-the-money stock options as of December 31, 2011 and 76,333 unvested RSUs.

(9)	Upon his termination of employment on December 31, 2011, Dr. Heritage was awarded severance benefits of $231,750, of which the entire amount will be paid in equal semi-monthly installments from January through September 2012.

(10)	As described elsewhere in this proxy statement, Mr. Johnson resigned from his position with the Company on April 20, 2012 and was not entitled to any severance payments or benefits in connection therewith. As referenced above, the information set forth in this table assumes the executive’s employment terminated on December 31, 2011, subject to the provisions of the executive’s then-existing employment agreement.

(11)	Amount represents accelerated vesting of 89,666 unvested RSUs.

(12)	Represents an amount equal to the executive’s monthly base salary, as in effect at December 31, 2011, for a period of nine months.

(13)	Represents an amount equal to the executive’s monthly base salary, as in effect at December 31, 2011, for a period of 15 months.
(14)	Amount represents accelerated vesting of 35,334 unvested RSUs.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of RSUs (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	6,393,796		$7.72	15,047,342
Equity compensation plans not approved by security holders (2)	1,059,394	(3)	5.91	—

Total	7,453,190			15,047,342

(1)	Securities are to be issued upon exercise of outstanding options and rights under the following Company equity plans: the 1994 Incentive Stock Plan, the 1995 Director Option Plan, as amended, the 1996 Equity Incentive Plan, the 2000 Stock Option Plan, the 2004 Stock Plan, the 2005 ESPP, the 2007 Stock Plan and the 2011 Stock Plan. In connection with the approval of the 2011 Stock Plan, the 2004 Stock Plan, the 1994 Incentive Stock Plan, the 1996 Equity Incentive Plan, the 2000 Stock Option Plan and the 2004 New Hire Equity Incentive Plan (the “2004 New Hire Plan” and, collectively with the 2004 Stock Plan, the 1994 Incentive Stock Plan, the 1996 Equity Incentive Plan and the 2000 Stock Option Plan, the “Inactive Plans”) are no longer active and have no shares available for issuance.

Prior to the approval of the 2011 Stock Plan, shares of Company common stock subject to awards under the Inactive Plans that terminated by expiration, forfeiture, cancellation or otherwise without issuance, were settled in cash in lieu of Company common stock or were exchanged for awards not involving Company common stock became available for issuance pursuant to awards issued under the 2004 Stock Plan, in each case subject to the terms and conditions thereof.

In connection with the approval of the 2011 Stock Plan: (i) all shares of Company common stock subject to awards under the Inactive Plans, plus any shares subject to awards from the 2004 Stock Plan or the 2007 Stock Plan that terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of Company common stock or are exchanged for awards not involving Company common stock, in each case at any time following May 31, 2011, become available for issuance pursuant to awards issued under the 2011 Stock Plan, in each case subject to the terms and conditions thereof; and (ii) the 2004 Stock Plan and the 2007 Stock Plan will no longer be active or have any shares available for issuance.

(2)	The 2004 New Hire Plan allowed for the grant of stock awards to newly hired employees. As a result of the approval of the 2004 Stock Plan, the 2004 New Hire Plan is no longer active. In connection with his appointment as President and Chief Executive Officer of the Company in June 2009, Mr. Carnecchia was granted an option to purchase up to 800,000 shares of Company common stock. This grant was made without stockholder approval as an inducement award pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

(3)	Also includes 18,421 outstanding options under the Symyx 2001 Nonstatutory Stock Option Plan, as amended, the IntelliChem, Inc. 2003 Stock Option Plan, as amended, assumed in connection with the IntelliChem acquisition and the Synthematix, Inc. Amended and Restated 2000 Equity Compensation Plan assumed in connection with the Synthematix acquisition by Symyx.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the annual meeting, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or contact our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121, (858) 799-5000). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David R. Mersten
Secretary

April 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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ACCELRYS, INC.

Annual Meeting of Stockholders

June 21, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Max Carnecchia and David Mersten, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCELRYS, INC. (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at the Company’s offices located at 10188 Telesis Court, Suite 100, San Diego, CA 92121 at 10:00 AM, PST on 6/21/2012, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000143796_2     R1.0.0.11699

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ACCELRYS, INC. 10188 TELESIS COURT SUITE 100 SAN DIEGO, CA 92121

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	Max Carnecchia 02 Timothy Harkness

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.					☐	☐	☐
3	To approve on a non-binding advisory basis the compensation of our named executive officers.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

			JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

0000143796_1 R1.0.0.11699	02 0000000000